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                                  EXHIBIT 10.1





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                             IMAGE INDUSTRIES, INC.

                               EMPLOYMENT CONTRACT

         AGREEMENT dated as of the 30th day of July, 1993, by and between IMAGE INDUSTRIES, INC., a Delaware corporation (hereinafter called the "Company"), and LARRY M. MILLER (hereinafter called the "Employee").

                                R E C I T A L S:

         WHEREAS, the Company and the Employee are parties to that certain Amended and Restated Employment Contract dated as of March 30, 1991 (the "Existing Employment Agreement") whereby the Employee is employed as the Chairman of the Board and Sales Manager of the Company; and

         WHEREAS, the Company desires to retain the services of Employee in his current capacity and as President of the Company's Image Carpets division pursuant to the terms hereof in connection with the proposed public offering of the Company's common stock.

         NOW, THEREFORE, for and in consideration of the employment of Employee by the Company, the above premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby employs the Employee as its Chairman of the Board and as President of the Company's Image Carpets division, and the Employee hereby accepts such



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employment under and subject to the terms and conditions hereinafter set forth.

         2. DUTIES. During the Term hereof (as defined below), the Employee shall faithfully perform such duties as may be assigned to him from time to time by the Board of Directors of the Company (the "Board") which are attendant to the position of Chairman of the Board, and President of the Company's Image Carpets division, and shall report to the President. The Employee shall devote his full time and best efforts to the performance of his duties hereunder, to the exclusion of all other business activities; provided that the Employee may manage his own passive investments so long as such management does not interfere materially with the performance of his services hereunder. The Employee shall, upon request of the Company, serve on the Board for no additional consideration.

         3. COMPENSATION. In consideration of the services rendered by the Employee under this Agreement, the Company shall pay the Employee compensation as follows:

                           (a) Base Salary. A base salary of not less than Two
                  Hundred Thousand Dollars ($200,000.00) per Year (the "Base Salary"). For purposes hereof, a "Year" shall mean the Company's fiscal year, which is the fifty-two (52) week period beginning approximately July 1 and ending approximately June
                  30. The Employee's Base Salary shall be paid on a bi-weekly basis, in arrears, and shall be reviewed by the Compensation Committee of the Board



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                  annually at the end of each Year, but no such annual review shall cause the Base Salary to be reduced to less than $200,000 per Year; and

                           (b) Incentive Compensation. In addition to the Base
                  Salary, the Company may pay the Employee an annual bonus, as determined by the Compensation Committee of the Board from time to time.

         4. SEVERANCE BENEFITS. The Employee shall be entitled to severance benefits, as follows:

                  4.1               Termination of Employment.

                           (a) Termination Without Cause. If at any time during
                  the Term hereof, the employment of the Employee is terminated by the Company without Cause as defined under and pursuant to
                  Section 7.4 hereof, and provided that Employee is not thereafter rehired by the Company for a period of at least three (3) years, then, within thirty (30) days after the date of termination, the Company shall pay, subject to all applicable deductions and withholdings, to the Employee the sum of (i) all accrued but unpaid Base Salary through the date of termination; (ii) the Base Salary which would be payable through the remainder of the Term, but in no event less than one Year's Base Salary as then in effect; (iii) a bonus in an amount equal to the average of the amount of the bonus paid to Employee for the two (2) immediately preceding Years; and (iv) the value of all accrued and unused



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                  vacation time based on the per diem amount of the Base Salary
                  (the "Severance Payment"). In addition, in such event (A) the Company shall continue the Employee's group health insurance, if available, and all other fringe benefits listed on Schedule 1 at the Company's expense for a period of six (6) months from the date of termination of employment, and will make available to Employee COBRA coverage after such six (6) month period as provided by law; and (B) all stock options granted by the Company to Employee which are not vested on the date of termination but which would vest if Employee remained in the employ of the Company through the Year of termi nation shall automatically become fully vested (the "Severance Benefits"). If Employee is rehired by the Company within three (3) years of termination without Cause, then he shall repay to the Company the Severance Payment.

                           (b) Voluntary Termination. In the event that the
                  Employee voluntarily terminates his employment pursuant to
                  Section 7.4 hereof at any time, or the Company termi nates his employment for Cause pursuant to Section 7.3 hereof at any time, during the Term, then the Company shall have no obligation to pay the Severance Payment or provide the Severance Benefits to the Employee except as provided in
                  Section 4.2 hereof.



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                           (c) Termination Payment. Notwithstanding anything to
                  the contrary contained herein, in the event the Employee voluntarily terminates his employment or his employment is terminated by the Company for any reason, with or without Cause, at any time after March 31, 1994, or in the event of his death, disability or termination of employment by the Company, without Cause, at any time during the Term, the Company shall pay the Employee or his personal representative or estate, as applicable, and in addition to the Severance Payment and Severance Benefit, if applicable, the sum of One Hundred Seventy-Five Thousand Dollars ($175,000), payable in twelve (12) consecutive monthly payments, the first eleven
                  (11) of which shall be in the amount of $14,583.33, and the last of which shall be in the amount of $14,583.37, payable in arrears on the last day of the month, commencing on the last day of the month in which the Employee's employment terminates.

                           (d) Termination Upon Death or Disability. If during
                  the Term hereof the employment of Employee is terminated upon the death of Employee pursuant to Section 7.1 or upon the permanent disability of the Employee pursuant to Section 7.2, then, within thirty (30) days of the date of termination, the Company shall pay, subject to all applicable deductions and withholdings, to Employee the sum of (i) all accrued but unpaid Base

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                  Salary through the date of termination; (ii) the then current
                  Base Salary for an additional six (6) month period; (iii) a bonus in an amount equal to the average of the amount of the bonus paid to Employee for the two (2) immediately preceding Years; and (iv) the value of all accrued and unused vacation time based on the per diem amount of the Base Salary. In addition, in such event (except in the case of death of Employee), (A) the Company shall continue the Employee's group health insurance, if available, and all other benefits listed on Schedule 1 at the Company's expense for a period of six (6) months from the date of termination of employment, and will make available to Employee COBRA coverage after such six (6) months period as provided by law; and (B) all stock options granted by the Company to Employee which are not vested on the date of termination but which would vest if Employee remained in the employ of the Company through the Year of termination shall auto matically become fully vested.

                  4.2 Change in Control. In the event of a Change in Control (as defined below) during the Term, and termination of the employment of the Employee occurs within twelve (12) months after such Change in Control for any reason other than for Cause, including voluntary termination by the Employee, and provided that the Employee is not thereafter rehired by the Company for a period of at least three (3) years, the Company shall pay to Employee



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within thirty (30) days of the date of termination the amount of the annual Base
Salary as then in effect, less deductions and withholdings, irrespective of whether Employee's employment was terminated by Employee or the Company or by death or disability, and shall provide all Severance Benefits as described in
Section 4.1(a) above. If the Employee is rehired by the Company within said three (3) year period, then the Employee shall repay to the Company the amount of the annual Base Salary paid to Employee under this Section 4.2.

                  For purposes hereof, a "Change in Control" shall mean any transaction or series of related transactions pursuant to which either:

                           (a) all or substantially all of the assets of the
                  Company shall have been sold or transferred to an unaffiliated third party; or

                           (b) the acquisition, directly or indirectly, by any
                  "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) within any twelve (12) month period of securities of the Company representing an aggregate of fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or

                           (c) during any period of two (2) consecutive years,
                  individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless each new director was



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                  nominated by the directors then still in office who were
                  directors at the beginning of the period; or

                           (d) consummation of (i) a merger, consolidation or
                  other business combination of the Company with any other "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, consolidation or business combination which would result in the out standing common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of the Company or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or
                  (ii) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

provided that an offering and sale to the public by the Company of any equity securities pursuant to an effective registration state ment under the Securities Act of 1933, as amended (other than in connection with a merger), shall not be deemed to be a "Change in Control."

         5. OTHER BENEFITS. During the Term, Employee shall be entitled to the current fringe benefits set forth in Schedule 1



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hereto and such other fringe benefits as are made available generally to other senior executive employees of the Company as may be approved by the Board from time to time, including the following:

                  5.1 Paid Vacation. The Employee shall be entitled to paid vacations in accordance with the Company's practices with respect to vacations for senior executive employees as from time to time established by the Board, but no less than three (3) weeks per Year.

                  5.2 Insurance Benefits. During the Term of this Agree ment the Employee shall be provided accident and health, dis ability, and life insurance as the Company may from time to time make available to its senior executive employees, and shall pay all premiums for the same (including dependent health insurance) for the benefit of Employee, such benefits to be substantially similar to those provided to Employee as of the date hereof. The Company may, at its option and for its benefit, also purchase so-called key man insurance upon the life of the Employee in such amounts as it deems necessary or appropriate, and the Employee agrees to submit to such physical examinations for the same as may be required.

                  5.3 Expenses. The Company shall reimburse the Employee for all reasonable expenses of types authorized by the Board and incurred in connection with the Company's business affairs. The Employee shall comply with such limitations and reporting require ments with respect to expenses as the Board may establish from time to time.



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         6. TERM. The term of employment under this Agreement (the "Term") shall begin on the date of execution by the Company of an Underwriting Agreement in connection with its initial public offering which occurs within ninety (90) days of the date hereof, and shall continue for a period of three (3) years thereafter, unless sooner terminated as provided in Section 7. In the event that such public offering is not closed within ninety (90) days of the date hereof, this Agreement shall be of no force and effect, but the Existing Employment Agreement shall continue in full force and effect. Expiration of the Term and failure to execute a new Employment Agreement by the Company or Employee shall not be deemed termination without Cause, and in such event Employee shall not be subject to the restrictions contained in Section 9 hereof.

         7.       TERMINATION.

                  7.1 Death. In the event of the death of the Employee during the Term, his employment by the Company shall be deemed to terminate at the end of the calendar month in which his death occurs and, except as set forth in Sections 4.1(c) and (d), all payments and benefits under this Agreement shall then cease.

                  7.2 Permanent Disability. In the event of the dis ability of the employee for a period in excess of 180 consecutive days as determined by a qualified physician chosen by the Company, such that the Employee is unable to perform his services hereunder substantially as performed previously, his employment by the Company shall be deemed to terminate at the end of the calendar month which includes the last day of such 180-day period, and



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except as set forth in Sections 4.1 (c) and (d), all payments and benefits shall then cease.

                  7.3 For Cause. The employment of the Employee by the Company may be terminated by the Company (by a decision of a majority of the Board of Directors) for "Cause" if:

                           (a) the Employee has engaged in willful and
                  intentional misconduct with respect to the Company, or grossly neglected his duties to the Company, and in either case, after written notice of the same, specifying in reasonable detail the alleged misconduct or neglect, if the Employee fails to correct or desist from the alleged misconduct or neglect within thirty (30) days after such notice; or

                           (b) the Employee has engaged in a willful act
                  which constitutes a fraud or a felony and which results in a direct injury to the Company; or

                           (c) the Employee shall have been convicted of or
                  pleaded guilty to a felony or crime involving moral turpitude;

then the Company may terminate Employee's employment immediately by written notice. In the event of termination under this Section 7.3, except as set forth in Section 4.1(c) hereof, all payments and benefits under this Agreement shall cease effective with termina tion of employment. Termination of employment for any reason, other than termination without Cause within twelve (12) months of



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a Change in Control, shall constitute cause for removal of Employee from the
Company's Board of Directors.

                  7.4 Termination Without Cause. This Agreement may be terminated by either party without Cause on not less than ninety
(90) days' prior written notice to the other party.

         8.       PROPRIETARY INFORMATION; INVENTIONS IN THE FIELD.

                  8.1 Proprietary Information. In the course of his service to the Company, the Employee may have access to confiden tial specifications, know-how, strategic or technical data, processes, business documents or information, marketing data, marketing research data, product research and development data and manufacturing techniques, confidential customer lists and sources of supply and trade secrets, all of which are confidential and may be proprietary, owned or used by the Company. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence and coming within the scope of the Company's business as to which the Employee may have access, whether conceived or developed by others or by the Employee alone or with others during the period of his service to the Company, whether or not conceived or developed during regular working hours. Proprietary Information shall not include any records, data, or information which are in the public domain during the period of service by the Employee provided the same are not in the public domain as a consequence of disclosure directly or indirectly by the Employee in violation of this Agree ment.



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                  8.2 Fiduciary Obligations. Proprietary Information is of
critical importance to the Company and a violation of this Agreement would seriously and irreparably impair and damage the Company's business and the Employee shall keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company.

                  8.3 Non-Disclosure. The Employee shall not during the Term of this Agreement or for a period of five (5) years thereafter use for his own benefit, or disclose, directly or indirectly, any Proprietary Information to any person other than the Company or authorized employees thereof at the time of such disclosure, or such other persons to whom the Employee has been specifically instructed to make disclosure by an officer of the Company, and in all such cases only to the extent required in the course of the Employee's service to the Company. At the termination of his employment, the Employee shall deliver to the Company all notes, letters, documents and records which may contain Proprietary Information which are then in his possession or control and shall not retain or use any copies or summaries thereof.

                  8.4 Patent Assignment. The Employee agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions in the Field (as hereinafter defined), together with all United States and foreign rights with respect thereto, and at the Company's expense to execute and deliver all appropriate patent applications for securing United States and



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foreign patents and Inventions in the Field and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents with respect thereto in the Company, and to assist the Company in the prosecution or defense of any interference which may be declared involving any of said patent applications or patents. For the purposes of this Agreement, the words "Inventions in the Field" shall include any discovery, process, design, development, improvement, application, technique, or invention, whether patentable or not and whether reduced to practice or not, conceived or made by the Employee, individually or jointly with others (whether on or off the Company's premises or during or after normal working hours) while in the employ of the Company or within one year after termination of the Employee's employment by the Company, and which was or is directly or indirectly related to the business of the Company, or which resulted or results from or was suggested by any work performed by any employee or agent thereof during the Term.

         9. PROTECTIVE COVENANTS. Employee acknowledges that he is a key executive whose specialized skills, abilities and contacts are important to the success of the Company, and agrees that he shall faithfully and strictly adhere to the following covenants:

                  9.1 In the event Employee voluntarily terminates his employment during the Term or his employment is terminated by the Company for "Cause," the Employee covenants and agrees that he shall not, within one year after the date of such termination of



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employment, within the State of Georgia, directly or indirectly own, operate or serve as an employee or consultant in a capacity similar to that in which Employee served the Company, for any business, person or entity whatsoever which is engaged in the manufacture or sale of carpet or the recycling of post-consumer polyethylene terephthalate materials that are competitive with those sold or manufactured by the Company.

                  9.2 In the event Employee voluntarily terminates his employment during the Term or his employment is terminated by the Company for "Cause," the Employee covenants and agrees that he shall not, within one year after the date of such termination of employment, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Company's customers, including actively-sought prospective customers, with whom Employee had material contact during the last eighteen (18) months of his employment, for purposes of providing products or services that are competitive with those provided by the Company.

                  9.3 In the event Employee voluntarily terminates his employment during the Term or his employment is terminated by the Company for "Cause," the Employee covenants and agrees that he shall not, within one year after the date of such termination of employment, divert, solicit, recruit or hire, or attempt to divert, solicit, recruit or hire, directly or by assisting others, any other employee of the Company or any person who within the preceding twelve (12) months has been an employee of the Company,



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whether or not such employee is a full-time employee or a temporary employee of the Company and regardless of whether such employment is pursuant to written agreement, for a determined period, or at will.

         10. REMEDIES. It is specifically understood and agreed that any breach of the provisions of Sections 8 and 9 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Employee and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

         11. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and, if mailed by prepaid first class mail or certified mail, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout or other wise, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof and, if telexed or telecopied, shall be followed forthwith by letter and shall be deemed to have been received on the next business day following dispatch and acknowledgement of receipt by the recipient's telex or telecopy machine. In addition, notices hereunder may be delivered by hand, in which event the notice shall be deemed effective when delivered,



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or by overnight courier, in which event the notice shall be deemed to have been received on the next business day following delivery to such courier. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

                           (i)      If to the Company:

                                    Image Carpets, Inc.
                                    Highway 140
                                    Armuchee, Georgia  30105

                                    Copy to:

                                    G. Donald Johnson, Esquire
                                    Parker, Johnson, Cook & Dunlevie
                                    Suite 700
                                    1275 Peachtree Street, N.E.
                                    Atlanta, Georgia  30309

                           (ii)     If to the Employee:

                                    Larry M. Miller
                                    3204 Old Mill Trace
                                    Marietta, Georgia  30067

unless and until notice of another or different address shall be given as provided herein. All notices shall be effective upon delivery or, if mailed, on the third business day after being mailed.

         12.      MISCELLANEOUS.

                  12.1 Modification. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral, including without limitation the Prior Employment Agreement. This Agreement may not be amended or revised except by a writing signed by the parties.



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                  12.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company or its successor may be merged or which may succeed to its assets or business, although the obliga tions of the Employee are personal and may be performed only by him.

                  12.3 Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope of substance of any provision of this Agreement.

                  12.4 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were limited or modified, consistent with its general intent, to the extent necessary so that it shall be valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and all other provisions hereof shall be and remain unimpaired and in full force and effect.

                  12.5 Governing Law. This Agreement shall be construed under and governed by the laws of the State of Georgia.



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                  12.6 Arbitration. Either party hereto may demand arbitration of a claim or dispute arising hereunder by delivery of a written demand to the other party within sixty (60) days after the claim arises, which demand shall include the name of an arbitrator appointed by such party, together with a statement of the matter in controversy. Within twenty (20) days after the receipt of such demand, the other party shall appoint its arbitrator, and the two arbitrators so chosen shall, within ten (10) days thereafter, select a third arbitrator, or in the absence of agreement, the third arbitrator shall be appointed by the Arbitration Committee of the American Arbitration Association. A decision rendered by a majority of the arbitrators shall be final and binding on the parties, and judgment on such award may be entered in accordance with the applicable law in any court having jurisdiction thereof. All arbitration costs and expenses shall be borne by the losing party. Any such arbitration shall be held in Floyd County, Georgia, unless otherwise agreed by the parties.

                  Within ninety (90) days of the selection of the third arbitrator (or such later date as the arbitrators determine as necessary to make such determination), the arbitrators shall determine whether the Base Salary and benefits provided hereunder should be continued to be paid to Employee during the pendency of the arbitration based upon the merit of and the reasonableness of the position of the Employee; provided that said Base Salary and benefits shall be continued until the date of such determination and thereafter if so determined by the arbitrators. In the event



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the arbitrator determines that such salary and benefits should not have been paid to Employee, Employee shall pay the full amount of such salary and the cost of such benefits to the Company within thirty (30) days of such decision.

                  12.7 Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such covenant to the maximum extent permitted by law as to scope, geographic area and duration.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

                                      THE COMPANY:

                                      IMAGE INDUSTRIES, INC.

                                      BY:/s/  H. Stan Padgett
                                         ---------------------------------
                                         H. STAN PADGETT, President

                                      EMPLOYEE:

                                      /s/  Larry M. Miller
                                         ---------------------------------
                                      LARRY M. MILLER




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                                   SCHEDULE 1

         The Company will provide the following fringe benefits to the Employee:

         1. A Company automobile comparable to the present automobile, together with the costs of operating and maintaining same.

         2. Country club membership and dues at a country club of Employee's choice within the general area of the Company's principal facility.

         3. Dependent medical insurance coverage at the Company's expense.

         4. Preparation of the Employee's federal and state tax returns by the Company's independent auditors.

         5. Personal life and disability insurance providing benefits not less than that currently provided for Employee.

         6.       Annual physical at the expense of the Company.

         7. Sick leave, including salary continuation, for a period of time equal to the waiting period under the Company's disability policy.